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                                                                    EXHIBIT 5(c)

                                 REPUBLIC FUNDS
                              REPUBLIC EQUITY FUND
                              SUBADVISORY AGREEMENT


      AGREEMENT, effective commencing on January 21, 1997, between Alliance Capital Management L.P. (the "Subadviser") and Republic National Bank of New York (the "Manager").

      WHEREAS, the Manager has been retained by Republic Funds, a Massachusetts business trust (the "Trust") registered as an open-end diversified investment management company under the Investment Company Act of 1940, as amended (the "1940 Act"), to provide investment advisory services to Republic Equity Fund (the "Fund") pursuant to an Investment Management Contract and Supplement thereto dated April 7, 1995 (the "Management Agreement");

      WHEREAS, the Trust's Board of Trustees, including a majority of the trustees who are not "interested persons," as defined in the 1940 Act, and the Fund's stockholders have approved the appointment of the Subadviser to perform certain investment advisory services for the Fund pursuant to this Subadvisory Agreement and the Subadviser is willing to perform such services for the Fund;

      WHEREAS, the Subadviser is registered or exempt from registration as an investment adviser under the Investment Advisers Act of 1940, as amended ("Advisers Act");

      NOW THEREFORE, in consideration of the promises and mutual covenants herein contained, it is agreed between the Manager and the Subadviser as follows:

      1. Appointment. The Manager hereby appoints the Subadviser to perform advisory services to the Fund for the periods and on the terms set forth in this Subadvisory Agreement. The Subadviser accepts such appointment and agrees to furnish the services herein set forth, for the compensation herein provided.

      2. Investment Advisory Duties. Subject to the supervision of the Board of Trustees of the Trust and the Manager, the Subadviser will, in coordination with the Manager, (a) provide a program of continuous investment management for the portion of the Fund allocated by the Manager to the Subadviser (the "Subadviser's Portfolio") for management in accordance with the Fund's investment objectives, policies and limitations as stated in the Fund's Prospectus and Statement of Additional Information included as part of the Trust's Registration Statement on behalf of the Fund filed with the Securities and Exchange Commission, as they may be amended from time to time, copies of which shall be provided to the Subadviser by the Manager; (b) make investment decisions for the Subadviser's Portfolio; and (c) place orders to purchase and sell securities for the Subadviser's Portfolio. In particular, the Subadviser will be responsible for the market timing of purchases and sales and for all yield enhancement strategies used in managing the Subadviser's Portfolio.

      In performing its investment management services to the Fund hereunder, the Subadviser will provide the Fund with ongoing investment guidance and policy direction, including oral and written research, analysis, advice, statistical and economic data and judgments regarding individual investments, general economic conditions and trends and long-range investment policy, with respect, in all cases, to the Subadviser's Portfolio. The Subadviser will determine the securities, instruments, repurchase agreements, options and other investments and techniques that the Subadviser's Portfolio will purchase, sell, enter into or use, and will provide an ongoing evaluation of the Subadviser's Portfolio. The Subadviser will determine what portion of the Subadviser's Portfolio shall be invested in securities and other assets.

      The Subadviser further agrees that, in performing its duties hereunder, it will:

      (a) comply with the 1940 Act and all rules and regulations thereunder, the Advisers Act, the Internal Revenue Code of 1986, as amended (the "Code"), and all other applicable federal and state laws and regulations, and with any applicable procedures adopted by the Trustees;

      (b) manage the Subadviser's Portfolio so that it will qualify, and continue to qualify (except where extraordinary circumstances dictate otherwise), as a regulated investment company under Subchapter M of the Code and regulations issued thereunder, and conduct periodically such Subchapter M compliance reviews as the Manager and Subadviser determine appropriate;

      (c) place orders pursuant to its investment determinations for the Subadviser's Portfolio directly with the issuer, or with any broker or dealer, in accordance with applicable policies expressed in the Fund's Prospectus and/or Statement of Additional Information and in accordance with applicable legal requirements;

      (d) furnish to the Trust whatever statistical information the Trust may reasonably request with respect to the Subadviser's Portfolio's assets or contemplated investments. In addition, the Subadviser will keep the Trust and the Trustees informed of developments materially affecting the Subadviser's Portfolio and shall, on the Subadviser's own initiative, furnish to the Trust from time to time whatever information the Subadviser believes appropriate for this purpose;

      (e) provide the Manager and the Board of Trustees of the Trust with a copy of a written code of ethics complying with the requirements of Rule 17j-1 under the 1940 Act, together with evidence of its adoption. Within fifteen days of the end of the calendar quarter of each year that this Subadvisory Agreement is in effect, the president or a vice-president of the Subadviser shall certify to the Manager that the Subadviser has complied with the requirements of Rule 17j-1 during the previous year and that there has been no violation of the Subadviser's code of ethics or, if such a violation has occurred, that appropriate action was taken in response to such violation. Upon the written request of the Manager, the Subadviser shall permit the Manager, its employees or its agents to examine the reports required to be made to the Subadviser by Rule 17j-l(c)(1) and all other records relevant to the Subadviser's code of ethics;

      (f) provide the Manager with a copy of its Form ADV as most recently filed with the Securities and Exchange Commission ("SEC") and promptly will furnish a copy of all amendments to the Manager at least annually;

      (g) notify the Manager of any change of control of the Subadviser and any changes in the key personnel or general partners of the Subadviser, in each case prior to or promptly after such change;

      (h) make available to the Manager and the Trust, promptly upon their request, such copies of its investment records and ledgers with respect to the Subadviser's Portfolio as may be required to assist the Manager and the Trust in their compliance with applicable laws and regulations. The Subadviser will furnish the Trustees with such periodic and special reports regarding the Subadviser's Portfolio as they may reasonably request;

      (i) immediately notify the Manager and the Trust in the event that the Subadviser or any of its affiliates: (1) becomes aware that it is subject to a statutory disqualification that prevents the Subadviser from serving as an investment adviser pursuant to this Subadvisory Agreement; or (2) becomes aware that it is the subject of an administrative proceeding or enforcement action by the SEC or other regulatory authority. The Subadviser further agrees to notify the Trust and the Manager immediately of any material fact known to the Subadviser respecting or relating to the Subadviser that is not contained in the Trust's Registration Statement with respect to the Fund, or any amendment or supplement thereto, but that is required to be disclosed therein, and of any statement contained therein that becomes untrue in any material respect.

      3. Allocation of Charges and Expenses. Except as otherwise specifically provided in this Section 3, the Subadviser shall pay the compensation and expenses of all its directors, partners, officers and employees, if any, who serve as officers and executive employees of the Trust (including the Fund's share of payroll taxes), and the Subadviser shall make available, without expense to the Fund, the service of its directors, partners, officers and employees, if any, who may be duly elected officers of the Trust, subject to their individual consent to serve and to any limitations imposed by law.

      The Subadviser shall not be required to pay any expenses of the Fund other than those specifically allocated to the Subadviser in this Section 3. In particular, but without limiting the generality of the foregoing, the Subadviser shall not be responsible for any of the following expenses of the Fund: organization and offering expenses of the Fund (including out-of- pocket expenses); fees payable to the Manager and to any other Fund advisers or consultants; legal expenses; auditing and accounting expenses; interest expenses; telephone, telex, facsimile, postage and other communications expenses; taxes and governmental fees; dues and expenses incurred by or with respect to the Fund in connection with membership in investment company trade organizations; cost of insurance relating to fidelity coverage for the Trust's officers and employees; fees and expenses of any custodian, subcustodian, transfer agent, registrar, or dividend disbursing agent of the Fund; payments for maintaining the Fund's financial books and records and calculating the daily net asset value of the Fund's shares; other payments for portfolio pricing or valuation services to pricing agents, accountants, bankers and other specialists, if any; expenses of preparing share certificates and other expenses in connection with the issuance, offering, distribution or sale of securities issued by the Fund; expenses relating to investor and public relations; expenses of registering and qualifying shares of the Fund for sale; freight, insurance and other charges in connection with the shipment of the portfolio securities of the Fund; brokerage commissions or other costs of acquiring or disposing of any portfolio securities or other assets of the Fund, or of entering into other transactions or engaging in any investment practices with respect to the Fund; expenses of printing and distributing prospectuses, Statements of Additional Information, reports, notices and dividends to stockholders; costs of stationery; litigation expenses; costs of stockholders' and other meetings; the compensation and all expenses (specifically including travel expenses relating to the Fund's business) of officers, trustees and employees of the Trust who are not interested persons of the Subadviser; and travel expenses (or an appropriate portion thereof) of officers or trustees of the Trust who are officers, directors or employees of the Subadviser to the extent that such expenses relate to attendance at meetings of the Board of Trustees of the Trust or any committees thereof or advisers thereto.

      4. Compensation. As compensation for the services provided and expenses assumed by the Subadviser under this Agreement, the Trust will pay the Subadviser within 21 calendar days after the end of each calendar quarter an advisory fee computed daily on the basis of the Subadviser's Portfolio's average daily net assets allocated to the Subadviser at an annual rate of 0.325% of net assets up to $50 million, 0.25% of net assets over $50 million up to $100 million, 0.20% of net assets over $100 million up to $200 million, and 0.15% of net assets over $200 million. The "average daily net assets" of the Subadviser's Portfolio shall mean the average of the values placed on the Subadviser's Portfolio's net assets as of 4:00 p.m. (New York time) on each day on which the net asset value of the Fund is determined consistent with the provisions of Rule 22c-1 under the 1940 Act or, if the Fund lawfully determines the value of its net assets as of some other time on each business day, as of such other time. The value of net assets of the Fund shall always be determined pursuant to the applicable provisions of the Trust's Declaration of Trust and Registration Statement. If, pursuant to such provisions, the determination of net asset value is suspended for any particular business day, then for the purposes of this
Section 4, the value of the net assets of the Fund as last determined shall be deemed to be the value of its net assets as of the close of regular trading on the New York Stock Exchange, or as of such other time as the value of the net assets of the Fund's portfolio may lawfully be determined, on that day. If the determination of the net asset value of the shares of the Fund has been so suspended for a period including any quarter end when the Subadviser's compensation is payable pursuant to this Section, then the Subadviser's compensation payable at the end of such month shall be computed on the basis of the value of the net assets of the Fund as last determined (whether during or prior to such quarter). If the Fund determines the value of the net assets of its portfolio more than once on any day, then the last such determination thereof on that day shall be deemed to be the sole determination thereof on that day for the purposes of this Section 4. In the event that this Agreement is terminated pursuant to Section 10 hereof, the Subadviser shall be entitled to a pro rata portion of the fee under this Section 4 through and including the date upon which the Agreement is terminated and the Subadviser ceases to provide investment advisory services to the Fund hereunder.

      5. Books and Records. The Subadviser agrees to maintain such books and records with respect to its services to the Fund as are required by Section 31 under the 1940 Act, and rules adopted thereunder, and by other applicable legal provisions, and to preserve such records for the periods and in the manner required by that Section, and those rules and legal provisions. The Subadviser also agrees that records it maintains and preserves pursuant to Rules 31a-1 and Rule 31a-2 under the 1940 Act and otherwise in connection with its services hereunder are the property of the Fund and will be surrendered promptly to the Fund upon its request. The Subadviser further agrees that it will furnish to regulatory authorities having the requisite authority any information or reports in connection with its services hereunder which may be requested in order to determine whether the operations of the Fund are being conducted in accordance with applicable laws and regulations.

      6. Standard of Care and Limitation of Liability. The Subadviser shall exercise its best judgment in rendering the services provided by it under this Subadvisory Agreement. The Subadviser shall not be liable for any error of judgment or mistake of law or for any loss suffered by the Fund or the holders of the Fund's shares in connection with the matters to which this Subadvisory Agreement relate, provided that nothing in this Subadvisory Agreement shall be deemed to protect or purport to protect the Subadviser against any liability to the Fund or to holders of the Fund's shares to which the Subadviser would otherwise be subject by reason of willful misfeasance, bad faith or gross negligence on its part in the performance of its duties or by reason of the Subadviser's reckless disregard of its obligations and duties under this Subadvisory Agreement. As used in this Section 6, the term "Subadviser" shall include any officers, directors, partners, employees or other affiliates of the Subadviser performing services for the Fund.

      7.    Indemnification.

      (a) The Subadviser hereby agrees to indemnify and hold harmless the Manager from any controversies, claims, suits, losses, liabilities, judgments, awards or settlements, and costs or expenses, including reasonable legal fees, caused by, or in any way related to, the investment decisions rendered by the Subadviser concerning the Subadviser's Portfolio in a manner inconsistent with
Section 6 hereof, any failure of the Subadviser to fulfill any of its other obligations under this Subadvisory Agreement, any material misrepresentation, or omission to disclose material facts, by the Subadviser to the Manager or any shareholder of the Fund, or any violation of applicable law by the Subadviser. The Subadviser also agrees to indemnify and hold harmless the Manager with respect to any losses incurred as the result of errors made by the Subadviser in transmitting orders to any broker for execution.

      (b) The Manager hereby agrees to indemnify and hold harmless the Subadviser from any controversies, claims, suits, losses, liabilities, judgments, awards or settlements, and costs or expenses, including reasonable legal fees, caused by, or in any related to, its failure to fulfill any of its obligations under this Subadvisory Agreement. The Manager also agrees to indemnify and hold harmless the Subadviser with respect to any losses related to the failure of any other subadviser to the Fund to perform its obligations to the Fund in a manner consistent with the applicable subadvisory agreement between the Manager and such other subadviser, provided that the Manager's liability to the Subadviser shall be limited to the extent that the Manager is indemnified by the other subadviser and the Manager uses all reasonable efforts to obtain any indemnification that is available to the Manager from the other subadviser.

      (c) If any party seeks indemnification under this Agreement (an "indemnified party"), it shall notify the other party (the "indemnifying party") in writing of the assertion of any third party claim or action and shall deliver all copies of materials received in connection with the matter to the indemnifying party. The indemnifying party shall have the right to participate at its own expense in the defense of any such claim or action with counsel of its own choosing satisfactory to the indemnified party, and the indemnified party shall cooperate fully with the indemnifying party in the defense or settlement of any matter that is covered by paragraphs (a) or (b) above, subject to reimbursement by the indemnifying party for expenses incurred by the indemnified party in connection with the indemnifying party's participation in the defense.

      8. Services Not Exclusive. It is understood that the services of the Subadviser are not exclusive, and that nothing in this Subadvisory Agreement shall prevent the Subadviser from providing similar services to other individuals, institutions or investment companies (whether or not their investment objectives and policies are similar to those of the Fund) or from engaging in other activities, provided such other services and activities do not, during the term of this Subadvisory Agreement, interfere in a material manner with the Subadviser's ability to meet its obligations to the Trust and the Fund hereunder. When the Subadviser recommends the purchase or sale of a security for other investment companies and other clients, and at the same time the Subadviser recommends the purchase or sale of the same security for the Fund, the Subadviser may, but shall not be obligated to, aggregate the orders for securities to be purchased or sold. It is understood that in light of its fiduciary duty to the Fund, such transactions will be executed on a basis that is fair and equitable to the Fund. In connection with purchases or sales of portfolio securities for the account of the Fund, neither the Subadviser nor any of its directors, partners, officers or employees shall act as a principal or agent or receive any commission.

      9. Documentation. The Fund shall provide the Subadviser with the following documents, as soon as they are available:

      (a) the Trust's registration statement relating to the Fund, and any amendments thereto;

      (b) the Declaration of Trust and By-laws (and any amendments thereto) of the Trust;

      (c) resolutions of the Board of Trustees of the Trust authorizing the appointment of Alliance Capital
            Management L.P. to serve as Subadviser and approving this Subadvisory Agreement;

      (d)   the Trust's Notification of Registration on Form N-8A;
            and

      (e) the Fund's current Prospectus and Statement of Additional Information, and any supplements thereto.

      10. Duration and Termination. This Subadvisory Agreement shall continue for an initial term of two years from the date set forth above, unless sooner terminated as provided herein. Notwithstanding the foregoing, this Subadvisory Agreement may be terminated: (a) at any time without penalty upon thirty (30) days' written notice to the Subadviser by (i) the Fund upon the vote of a majority of the Trustees or upon the vote of a majority of the Fund's outstanding voting securities, or (ii) the Manager, or (b) by the Subadviser upon thirty (30) days' written notice to the Fund, provided that the Subadviser shall continue to be responsible for managing the assets of the Fund for sixty
(60) business days after the end of the notice period unless the Fund shall agree in writing to shorten the period. Anything to the contrary herein notwithstanding, any termination carried out pursuant to this Section 10(b) shall be without penalty and, further, the compensation schedule set forth in
Section 4 hereof shall apply to the service of the Subadviser beyond the end of the notice period provided in this Section 10(b). This Subadvisory Agreement will also terminate automatically in the event of its assignment (as defined in the 1940 Act) or the assignment or termination of the Management Agreement.

      11. Amendments. No provision of this Subadvisory Agreement may be changed, waived, discharged or terminated orally, but only by an instrument in writing signed by the party against which enforcement of the change, waiver, discharge or termination is sought, and no amendment of this Subadvisory Agreement shall be effective until approved by an affirmative vote of (i) a majority of the outstanding voting securities of the Fund, and (ii) a majority of the Trustees of the Fund, including a majority of Trustees who are not interested persons of any party to this Subadvisory Agreement, cast in person at a meeting called for the purpose of voting on such approval, if such approval is required by applicable law.

      12. Notices. Any notice or other communication required or permitted to be given hereunder shall be given in writing and mailed, faxed or delivered to the other party at its address as follows:

            If to the Manager:

            Republic National Bank of New York
            452 Fifth Avenue
            New York, New York  10018
            Attention:  Ms. Mary E. Martinez

            If to the Subadviser:

            Alliance Capital Management L.P.
            1345 Avenue of the Americas, 38th Floor
            New York, NY 10105
            Attention: John L. Blundin
            Copy to: Mark R. Manley

      Any party may specify a different or additional address for notice by sending a written notice to the other at the address above, or at that or those last given hereunder.

      13.   Miscellaneous.

      (a) This Subadvisory Agreement shall be governed by the laws of the State of New York, provided that nothing herein shall be construed in a manner inconsistent with the 1940 Act, the Advisers Act, or rules or orders of the SEC thereunder. Exclusive original jurisdiction to any claim, action or dispute between the parties arising out of this Agreement shall be solely in state or federal district courts sitting in the State of New York.

      (b) The captions of this Subadvisory Agreement are included for convenience only and in no way define or limit any of the provisions hereof or otherwise affect their construction or effect.

      (c) If any provision of this Subadvisory Agreement shall be held or made invalid by a court decision, statute, rule or otherwise, the remainder of this Subadvisory Agreement shall not be affected hereby and, to this extent, the provisions of this Subadvisory Agreement shall be deemed to be severable. Where the effect of a requirement of the federal securities laws reflected in any provision of this Subadvisory Agreement is made less restrictive by a rule, regulation or order of the SEC, whether of special or general application, such provision shall be deemed to incorporate the effect of such rule, regulation or order. This Agreement may be signed in counterpart.

      (d) Nothing herein shall be construed as constituting the Subadviser, or any of its directors, officers or employees, an agent of the Manager or the Fund, nor the Manager, or any of its directors, officers or employees, an agent of the Subadviser.


      IN WITNESS WHEREOF, the parties hereto have caused this instrument to be executed by their officers designated below as of _______________, 199_.

                                    ALLIANCE CAPITAL MANAGEMENT L.P.
                                    By    Alliance Capital Management
                                          Corporation, General Partner



                                    By
                                       ------------------------------
                                       Name:
                                       Title:

                                    REPUBLIC NATIONAL BANK OF
                                    NEW YORK



                                    By
                                       ------------------------------
                                       Name:
                                       Title: